Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Investors Bancorp, Inc.:

We consent to the use of our reports dated March 1, 2019 with respect to (i) the consolidated balance sheets of Investors Bancorp, Inc. and subsidiary (the Company) as of December 31, 2018 and 2017, and the consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements) and (ii) the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Investors Bancorp, Inc. incorporated by reference in the Pre-Effective Amendment No. 1 to the Registration Statement No. 333-234274 and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

November 4, 2019